Exhibit 99.1
RIC KAYNE ISSUES LETTER TO ATHIRA SHAREHOLDERS HIGHLIGHTING WHY IMMEDIATE BOARD CHANGE IS REQUIRED

Details Numerous Recent Missteps by Current Athira Board That Have Led to Significant Destruction of Shareholder Value and Outlines the Urgent Need for Change

Releases Video at www.SaveAthira.com Highlighting Why Ric Kayne and George Bickerstaff are Highly Qualified to Restore Board Credibility

Urges Athira Shareholders to VOTE their BLUE Proxy Card TODAY

NEW YORK – April 27, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today mailed a letter to Athira shareholders outlining the numerous, value destructive missteps by the current Board of Directors (the “Board”), and detailing why immediate change on the Board is necessary to restore shareholder value.

Mr. Kayne today also released a video highlighting why he and fellow director nominee George Bickerstaff are highly qualified to serves as directors on Athira’s Board, and can bring back much needed Board credibility to prevent even further value destruction.  The video is available at www.SaveAthira.com.

The full text of the letter issued to Athira’s shareholders is below.

April 27, 2022

Dear Fellow Athira Shareholders,

As you know, the Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”) annual meeting is only a few weeks away.  As one of the Company’s largest and longest-tenured shareholders, I am taking this opportunity to highlight why I believe, after numerous recent missteps by Athira’s Board of Directors (the “Board”), change is urgently needed to PROTECT THE VALUE OF YOUR INVESTMENT AND FOR THE BENEFIT OF PATIENTS AND FAMILIES AFFLICTED WITH ALZEIHMER’S DISEASE.

A CASE STUDY IN FAILED OVERSIGHT AND THE URGENT NEED TO BRING PROFESSIONALISM BACK TO ATHIRA’S BOARD

The chain of poor decisions by the incumbent Board has caused massive destruction of shareholder value.  The number of poor decisions made by the Board in the mere 19 months the Company has been public is staggering.  One of the first examples of this reckless decision making was the ill-conceived termination of Dr. Leen Kawas as the Company’s CEO based on a decade-old graduate school transgression that had previously been reviewed and dismissed by the Board.  That decision was immediately followed by the hasty promotion of Dr. Mark Litton – an inexperienced, ineffective, failed executive, who falsified his academic credentials in SEC filings – as the replacement, which Athira readily admits to have effected without any transition plan or hint of a search process.

The Company continues to mislead shareholders by claiming that I want to bring back Dr. Kawas.  Make no mistake: my mission is NOT to bring back Dr. Kawas – she has moved on.  Far more is at stake.  Shareholders should understand that the exceedingly poor decision-making of the Board has put Athira in the fragile position it finds itself today.  I am a builder of businesses, not a hedge fund manager, and I am keenly focused on the Company and the success of its ATH-1017 Alzheimer’s treatment.

Let me be clear on my platform, which includes the following key elements:

•
Work to ensure that Athira has the “best players on the field” to maximize the outcome of the clinical trials, including by commencing an immediate CEO search and supplementing the limited Company skill set with relevant experts.  I already have spoken to executives who have brought multiple drugs through the FDA process at some of the world’s leading pharmaceutical companies and have found them to be receptive;

•
Return the Company to its prior approach of active management of the clinical trials, including regular meetings and feedback sessions with clinical trial sites, which had proven to be so successful under prior management;

•
Return to Athira’s mission to help millions of patients and families afflicted with Alzheimer’s, which will in turn generate tremendous shareholder value, and never again reject out of hand matters such as extending the open label trials beyond the original 26 weeks, which is so critical for individuals suffering from Alzheimer’s;

•	Communicate the Athira story effectively to investors, analysts, patients, clinicians and other relevant stakeholders; and

•	Remedy the shareholder unfriendly governance structure of Athira so that we, as long-term shareholders, can hold the Board and management accountable.

SIMPLY PUT, DR. LITTON IS THE WRONG PERSON TO RUN ATHIRA

There are many important facts related to Dr. Litton’s promotion that the Board attempts to hide.  Public shareholders are entitled to complete and accurate information.

•	Dr. Litton has zero clinical trial experience, no record of successful drug commercialization, and a track record replete with professional failure.

•
Dr. Litton was only with Athira for less than two years before being promoted to CEO.  Before the promotion, the Board was considering the termination or reassignment of Dr. Litton.  The Board has not disputed this.

•
Before joining Athira, Dr. Litton was fired as President and COO from Alpine Immune Sciences (“Alpine”) in 2019 after just nine months on the job and, before that, was passed over as the CEO at Alder BioPharmaceuticals, Inc. (“Alder”) – a company he co-founded.

•	The Board did not hire a recruiting agency and conducted no search to identify other candidates who would actually be qualified to assume the CEO position.

•
The Board did not even conduct a routine background check on Dr. Litton.  Had the Board taken this basic step of effective oversight, they would have learned that Dr. Litton was publicly, and repeatedly, misstating his academic credentials in SEC filings across multiple public companies.

Shareholders are entitled to know: what happened?  How did Dr. Litton go from a failed executive slated for termination (again) after a short time on the job, to the CEO of a company with a potentially game-changing drug that could forever alter the lives of thousands of Alzheimer’s patients and their families?  Only the Board knows the answer to this, but one important fact cannot be overlooked.  On March 4, 2021, Barbara Kosacz was appointed to the Board (subsequently receiving more than $440,000 in compensation in less than a year) and to the Board’s nominating and corporate governance committee.  Ms. Kosacz and Dr. Litton have a long personal and professional relationship – they have been friends for years, Dr. Litton recommended Ms. Kosacz as a potential Board member and Ms. Kosacz served as outside counsel for Alpine and Alder, where Dr. Litton was previously employed before being passed over or terminated.

With Dr. Litton at the helm, the current Board allowed things to get much worse.  The Company’s previous lead trial scientist and clinician, Xue Hua, who, together with Dr. Kawas, was principally responsible for the design and success of the clinical trials, left the Company, frustrated with Dr. Litton’s lack of competence and engagement.  Dr. Litton had no role in the design or future success of the current trials and allowing him to stay involved only risks failure.  Athira’s Chief Medical Officer continues to live in Switzerland, disconnected from the Company’s clinical staff in Washington State.  The Board is still staggered, directors (other than Mr. Edelman) have no direct ownership of shares outside of their generous annual grants, and Dr. Litton has received several unwarranted pay increases and a lavish golden parachute in the event of a change of control.

As a result of this failed oversight, Athira shareholders have seen hundreds of millions of dollars of value wiped out: Athira’s stock price has declined over 37% (underperforming the Nasdaq Biotechnology Index by 18%) from the day Dr. Litton took over day-to-day operating control of the Company until yesterday.  This value destruction is the direct result of Board and management failures.

IT IS NO FLUKE THAT ATHIRA’S CORPORATE GOVERNANCE IS ABYSMAL

Current directors, Joseph Edelman and John Fluke, Jr. – who are up for election at the 2022 annual meeting – make up two thirds of Athira’s nominating and corporate governance committee.  They bear most of the responsibility for the Company’s poor track record of corporate governance and the destruction of shareholder value.

John Fluke Has Overstayed His Welcome And Does Not Deserve To Be On The Athira Board

Mr. Fluke, Athira’s former Chairman, has been on the Board since 2014.  He lacks relevant experience and has served as a director for other public companies that could not maintain basic regulatory compliance and have lost millions of dollars on his watch.  Mr. Fluke’s track record makes clear that he has no experience in a board member or other capacity that makes him capable of overseeing clinical trials or successfully bringing a drug to market:

•
Mr. Fluke’s most significant professional experience was serving as a director at a truck manufacturing company, PACCAR Inc.  While Mr. Fluke was a director, PACCAR settled charges from the SEC relating to accounting deficiencies and a lack of internal controls.

•
Mr. Fluke also served as CEO of his own family’s company, John M. Fluke Co., but I understand from members of the Seattle business community that he performed so poorly that he was removed from any operating role.

•
Mr. Fluke’s limited experience within the healthcare industry has fared badly as well.  Mr. Fluke served as a director of CTI Biopharma Corp from November 2002 to August 2005.  During that time, CTI lost over 60% of its value.

•
Mr. Fluke also served as a director and Principal Executive Officer of CellCyte Genetics Corporation when it was sued by the SEC for misleading investors.  While he served as Principal Executive Officer, the SEC alleged that CellCyte falsely claimed that it had received FDA approval to begin human clinical trials with a special stem cell compound to repair the heart, when it only had very early stage technology.  CellCyte entered into a consent decree and CellCyte is no longer registered as a public company.

Notably, Mr. Fluke was aware of the issue with the images in Dr. Kawas’ graduate research papers as early as 2015 – when, as Chairman, he agreed that they were immaterial.  However, in 2021, he buried his head in the sand and did nothing to protect shareholders from a needless second investigation of the recycled allegations or to prevent the Board from forcing Dr. Kawas to resign.  Mr. Fluke’s failure has cost shareholders hundreds of millions of dollars and has added risk.  I urge all shareholders to read the testimonial of Dr. Joe Harding, a professor at Washington State University and Co-Founder of Athira, describing the issues related to Dr. Kawas’ research paper, which can be found here:
https://saveathira.com/wp-content/uploads/2022/04/ATHA-Athira-Pharma-Inc.-Kayne-Proxy-Contest-Harding-Testimonial-03.29.22-WEBSITE.pdf.

Joseph Edelman May Have Things On His Mind Other Than Athira, But Shareholders – Along With Alzheimer’s Patients and Their Families – Deserve a Director Who is Focused On Their Interests

Mr. Edelman is not the right shareholder representative on the Athira Board at this time, because he has shown poor judgment.  Mr. Edelman told Ric Kayne in early 2022 that he was opposed to further open label extensions for ATH-1017 beyond the initial 26 weeks because he believed it was “too expensive” and that the FDA did not need any more safety data.  That was dead wrong on both counts.  It is a stunning and unethical assertion by the director of a public company developing an experimental drug to be used on humans.  Only after Ric Kayne’s pushing did the Board reverse its position. Mr. Edelman’s reactionary conduct and poor judgment may be the result of his limited experience serving as a director of a public company – before Athira, he had only served on the board of Penwest Pharmaceuticals for just one year before it was sold.

I would not be surprised if Mr. Edelman is distracted with his other investments.  He oversees Perceptive Advisors’ investments in over 150 public companies; Athira represents only 0.4% of Perceptive’s total holdings and does not rank in its top thirty investments.  According to public reports, Joseph Edelman’s main Life Sciences Fund at Perceptive may have lost close to 50%, or perhaps more, of its value since January 2021.  See Gregory Zuckerman & Juliet Chung, “Hedge Funds Suffer Big Losses on Biotech Rout,” WSJ (Dec. 6, 2021), https://www.wsj.com/articles/hedge-funds-suffer-big-losses-on-biotech-rout-11638727155; Juliet Chung, “Growth Hedge Funds Suffer Worst Rout in Years,” WSJ (Feb. 2, 2022), https://www.wsj.com/articles/growth-hedge-funds-suffer-worst-rout-in-years-11643824096.

I also understand that Mr. Edelman serves as the Chairman of two Perceptive-sponsored SPACs that reportedly are seeking acquisition targets.  But the SPAC market has collapsed.  It is totally unacceptable and a dereliction of his fiduciary duties for Mr. Edelman to be distracted by efforts to save his hedge fund and/or searches for SPAC targets rather than the well-being of Alzheimer’s patients and the need for ATH-1017 to succeed in its clinical trials.

Unlike Mr. Edelman, I have been keenly focused on the success of ATH-1017 and have been the backer of Athira and a financier of its phase 1b trials from its earliest days.  As one of the Company’s largest shareholders, I question if Athira has Mr. Edelman’s undivided attention given his numerous distractions.

ELECTING THE PROPER SLATE OF DIRECTORS

I initially invested in Athira more than six years ago and today, together with affiliates, own 4.8% of the Company. Having founded investment firms with nearly a $100 billion under management throughout my career, I know the professionalism required to right the ship and ensure Athira is best positioned for long-term success.  To this end, I will work on behalf of all shareholders to instigate a proper search for a new management team with the right credentials and experience to oversee the clinical trials for ATH-1017.

I have also nominated as a director George Bickerstaff, the former Chief Financial Officer of Novartis Pharma AG.  Mr. Bickerstaff has substantial experience in the healthcare and pharmaceutical industries, along with a wealth of knowledge in dealing with financial, accounting and regulatory matters in those industries and insight into the views of shareholders, investors, analysts and others in the financial community. Mr. Bickerstaff has previously served on numerous public boards in the biotech and pharma industries. He has led companies as an executive and director as they’ve shepherded drugs through development, regulatory approval and commercialization.  He is exceptionally well-qualified to serve as a director of the Company.

Electing our slate will mean new directors focused on identifying a qualified management team and improving governance, and real hope for ATH-1017 and other drugs in Athira’s pipeline moving through the approval process in a timely fashion.

THE TIME IS NOW.  ELECT RIC KAYNE AND GEORGE BICKERSTAFF TO ATHIRA’S BOARD TO PREVENT FURTHER VALUE DESTRUCTION.
VOTE YOUR BLUE PROXY CARD TODAY.

Sincerely,
Ric Kayne

Additional materials and information regarding Ric Kayne’s campaign may be found at: www.SaveAthira.com.

Vote for restoring credibility and building value at Athira. Please vote TODAY by signing, dating and returning your BLUE proxy card.

Please vote your BLUE proxy card TODAY.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by signing, dating and returning the BLUE proxy card.
Simply follow the easy instructions on the BLUE proxy card.

If you have questions about how to vote your shares, please contact:

HARKINS KOVLER, LLC
Shareholders Call Toll-Free: +1 (800) 339-9883
Banks and Brokers Call Collect: +1 (212) 468-5380
Email: ATHA@HarkinsKovler.com

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Athira. Returning a WHITE proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Ric Kayne’s BLUE proxy card.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

Disclaimer

The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company. The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants.” The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions. The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.

The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. The solicitation materials do not constitute a recommendation to purchase or sell any security. Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company. It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

The solicitation materials may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.

The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.

Additional Information

On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170